                              EXHIBIT 11 TO FORM 10QSB/A

                              ESENJAY EXPLORATION, INC.
                         Computation of Loss Per Common Share

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


                                                                 Three Months Ended          Six Months Ended
                                                                     June 30                     June 30
                                                           ---------------------------  ----------------------------
                                                               1998          1997          1998            1997
                                                           ------------   ------------  ------------    ------------
 BASIC EARNINGS PER SHARE
 Weighted average of common shares
     outstanding.... . . . . . . . . . . . . . . .           6,875,939      1,644,317     4,280,381       1,644,317
                                                           ------------   ------------  ------------    ------------
     Basic loss per share. . . . . . . . . . . . .         $     (0.73)   $     (0.82)  $     (1.32)    $     (1.63)
                                                           ------------   ------------  ------------    ------------
                                                           ------------   ------------  ------------    ------------

 DILUTED EARNINGS PER SHARE
 Weighted Average Common Shares
     outstanding.. . . . . . . . . . . . . . . . .           6,875,939      1,644,317     4,280,381       1,644,317
 Shares issuable from assumed conversion of
     Common share options and warrants.. . . . . .              35,545         18,717        16,206           8,159
     Convertible preferred stock.. . . . . . . . .              ------         28,654        ------          28,654
                                                           ------------   ------------  ------------    ------------
 Weighted average common shares
     outstanding, as adjusted. . . . . . . . . . .           6,911,484      1,691,688     4,296,587       1,681,130
                                                           ------------   ------------  ------------    ------------
     Diluted loss per share. . . . . . . . . . . .         $     (0.73)   $     (0.78)  $     (1.32)    $     (1.59)
                                                           ------------   ------------  ------------    ------------
                                                           ------------   ------------  ------------    ------------

EARNINGS FOR BASIC AND DILUTED
     COMPUTATION
 Net loss  . . . . . . . . . . . . . . . . . . . .         $(5,012,130)   $(1,319,839)  $(5,620,719)    $(2,671,861)
 Preferred stock dividend... . . . . . . . . . . .             (22,350)       (25,788)      (48,138)        (51,576)
                                                           ------------   ------------  ------------    ------------
 Net income to common shareholders
     (basic earnings per share computation). . . .          (5,034,480)    (1,345,627)   (5,668,857)     (2,723,437)
 Preferred shares dividend . . . . . . . . . . . .              ------         25,788        ------          51,576
                                                           ------------   ------------  ------------    ------------
 Net loss to common shareholders, as adjusted
     (diluted earnings per share computation). . .         $(5,034,480)   $(1,319,839)  $(5,668,857)    $(2,671,861)
                                                           ------------   ------------  ------------    ------------
                                                           ------------   ------------  ------------    ------------



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  This calculation is submitted in accordance with Regulation S-K; although it is contrary to paragraphs 13 through 16 of the Financial Accounting Standards Board's Statement of Financial Standard No. 128, because it produces an antidilutive result.


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